Exhibit 99.1

Alliance One International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919 379 4300 Fax: 919 379 4346 www.aointl.com

NEWS RELEASE		Contact:	Joel Thomas
(919) 379-4300

Alliance One International Reports Positive Fiscal First Quarter 2019 Results and Continued Progress on One Tomorrow Transformation Initiatives

Morrisville, NC – August 2, 2018 – Alliance One International, Inc. (NYSE: AOI) today announced results for its fiscal quarter ended June 30, 2018.

Everything we do is to transform people’s lives so that together we can grow a better world.

Highlights

•	Total sales and other operating revenues increased 5.1% to $291.0 million as crops in South America and other origins returned to a more normalized cycle when compared to the same period last fiscal year.

•	Gross profit increased 44.8% to $41.4 million, and gross profit as a percentage of sales also improved to 14.2% this year compared to 10.3% last year.

•	Operating income increased $5.3 million to $4.7 million.

•	Net loss attributable to Alliance One International, Inc. for the quarter improved to $0.8 million compared to $32.5 million last year and adjusted EBITDA improved 93.7% to $19.4 million.

* See “Non-GAAP Financial Information” section below for more details.

Pieter Sikkel, President and Chief Executive Officer, said, “This fiscal year is off to a strong start and progressing in line with our expectations. We are building positive momentum in our leaf business and making continued progress on our ‘One Tomorrow’ transformation initiative announced earlier this year. The impact of further uniting our employees behind a shared purpose to transform people’s lives so that together we can grow a better world continues to produce enhanced results for our farmers, customers, employees and shareholders.

“Our solid financial performance in the first quarter was built on the success of operating improvements that began in fiscal 2018. We saw improvements in total sales and other operating revenues, gross profit, gross profit as a percentage of sales and adjusted EBITDA compared to the same period last year. Balance sheet management is a priority for fiscal 2019 and strong operating plans have been put in place to support our objectives, which include measured inventory reductions and associated decreases in debt by fiscal year end. We continue to optimize our global footprint and have taken steps to capitalize on opportunities in regional markets, further positioning our leaf business to meet the evolving needs of tobacco product manufacturers. Our business is on track to deliver the full year results consistent with our previously announced guidance.

“The investments we have made in agronomy services and our track-and-trace technology remain an integral component of all aspects of our business. As our contracted farmer base continues to increase the yields of their non-tobacco crops, we are actively working to build the value-added processes that will support the diversification of their incomes. By keeping the farmer at the center of everything we do, we are able to confidently provide customers across all of our business lines with sustainable and traceable agricultural products, ingredients and services.

Alliance One International, Inc.

“We are continuing to make measured investments in industrial hemp, e-liquids and legal Canadian cannabis business lines as we build out capabilities to position them for further success in evolving regulatory and consumer environments.

•

Industrial Hemp – Our industrial hemp joint venture, Criticality, LLC, (“Criticality”) is taking active steps to become a leader in the production of cannabidiol hemp oil (“CBD”) and related consumer products. We look forward to receiving and processing hemp at Criticality’s facility in North Carolina this fall.

•

E-liquids – Our e-liquids investments continue to demonstrate positive momentum. Last month, Fontem Ventures introduced Salt of the Earth, an additional product line that is a direct result of the relationship with our Purilum joint venture and utilizes Purilum’s premium nicotine salt e-liquids.

•

Legal Cannabis – As October 17, 2018, the effective date for legalization of recreational cannabis use in Canada, draws closer, our Canadian cannabis subsidiaries are rapidly gearing up to meet expected consumer demand beyond the current legal medicinal market. As previously announced, construction work on an additional 310,000 square feet of greenhouse and warehouse space is underway as FIGR, our wholly owned indirect Canadian subsidiary, works toward its total goal of over 1 million square feet of production in that market.

“One of the key tenets of our ‘One Tomorrow’ strategy is to rebrand as the trusted provider of responsibly produced, independently verified, sustainable and traceable agricultural products, ingredients and services. We took an exciting step forward in this direction last month when we announced our plans to seek shareholder approval to change our company’s name from Alliance One International, Inc., to Pyxus International, Inc. Inspired by the Greek word for compass, the new name, Pyxus, expresses our commitment to exploring new directions for the benefit of our people, our products and our planet as well as our diverse global operations and intention to continue broadening our business portfolio over the next three to four years.

Mr. Sikkel concluded, “We will provide further detail on our company’s brand, structure and strategy at our upcoming Investor and Analyst Day on September 12, 2018, in New York City. Our employees around the world have been contributing new ideas to our transformation, and we are building a strong innovation pipeline that will allow us to continue to grow and expand upon existing and future initiatives as well as strengthen operational efficiencies across our entire business. The details we have shared thus far are only the starting point for the transformation of our business, and we are excited to share more information as we develop and maximize opportunities to drive enhanced shareholder value.”

Performance Summary for Fiscal Quarter Ended June 30, 2018

Total sales and other operating revenues increased 5.1% to $291.0 million mainly driven by a 13.6% increase to 69.5 million kilos in full service volumes as crops in South America and other origins returned to a more normalized cycle when compared to the same period last fiscal year.

Additionally, a 7.7% increase in byproduct volumes as a percentage of full service volume when compared to last year caused the average sales price per kilo to decrease 4.8% to $3.93 versus $4.14 the prior year.

Gross profit increased 44.8% to $41.4 million, mainly due to higher sales, the impact of currency exchange rates and the lower conversion costs per kilo, resulting in higher gross profit as a percentage of sales of 14.2% this year, compared to 10.3% last year. The U.S. dollar strengthened against most foreign currencies this year compared to last year, primarily in certain European currencies. The change in

Alliance One International, Inc.

product mix and currency movement offset the impact of increased volumes, resulting in total costs of goods and services sold remaining consistent with the prior year. Gross profit and gross margin as a percentage of sales improved year-over-year even after excluding the impact of currency movement.

SG&A increased 13.7%, or $4.6 million, to $38.1 million, primarily from inclusion of our new business ventures in the current year and increased costs associated with developing and supporting such operations.

Alliance One incurred $1.5 million of restructuring and asset impairment charges in the quarter primarily related to employee severance due to the closure of a redundant processing facility.

Higher gross profit was to some extent offset by the restructuring and asset impairment charge and higher SG&A; as a result, operating income increased $5.3 million, to $4.7 million from the prior year.

Interest expense decreased 4.4% to $32.9 million from the prior-year period, primarily due to lower average borrowings.

Our effective tax rate was 92.7% this year compared to (2.1)% last year. The primary factor affecting the change in effective tax rates is the impact of tax reform in December of the prior year on current year forecasted income and discrete items compared to the prior year.

During the three months ended June 30, 2018, we purchased $10.9 million of our existing senior secured second lien notes due 2021 at a discount resulting in debt retirement income of $0.1 million. Additionally, in early July, we repurchased an additional $7.0 million at a discount resulting in net cash repayment of $6.5 million.

Earnings Per Share

For the first quarter ended June 30, 2018, the Company reported a net loss of $0.8 million, or $0.08 per basic share, compared to a net loss for the first fiscal quarter last year of $32.5 million, or $3.63 per basic share.

Liquidity and Capital Resources

During the three months ending June 30, 2018, we utilized surplus cash to reduce long-term debt with the purchase and cancellation of $10.9 million of our 9.875% senior secured second lien notes and an additional $7 million in July 2018, leaving $645.1 million face amount outstanding after the purchases in July. Our liquidity at quarter end was strong with available credit lines and cash of $530.9 million including $6.4 million available for letters of credit. We will continue to monitor and adjust funding sources as needed to enhance and drive various business opportunities that maintain flexibility and meet cost expectations. In the future, the Company may elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under its various global bank facilities and outstanding public notes, as they may permit.

Financial Results Investor Call

The Company will hold a conference call to report financial results for the period ended June 30, 2018, on August 2, 2018 at 8:00 A.M. ET. The dial in number for the call is (877) 260-1479 or outside the U.S. (334) 323-0522 and conference ID 3939115. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com 15 minutes in advance to register.

For those who are unable to listen to the live event on August 2, 2018, a replay will be available by telephone from 11:00 a.m. ET Thursday, August 2, 2018 through 11:00 a.m. ET Tuesday, August 7,

Alliance One International, Inc.

2018, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 3939115. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, changes in tax laws and regulations or the interpretation of tax laws and regulations, resolution of tax matters, adverse weather conditions, changes in costs incurred in supplying tobacco and related services, the impact of regulation and litigation and risks and uncertainties associated with our new business lines, including the risk of obtaining anticipated regulatory approvals in Canada, as well as the progress of legalization of cannabis for medicinal and adult recreational uses in other jurisdictions. Additional factors that could cause the Company’s results to differ materially from those expressed or implied by forward-looking statements can be found in the Company’s most recent Annual Report on Form 10-K for the period ended March 31, 2018 and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP” or “GAAP”). They include EBITDA, Adjusted EBITDA and Adjusted Net Debt. Tables showing the reconciliation of these non-GAAP financial measures are attached to the release.

Adjusted EBITDA anticipated for fiscal year 2019 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables, including the adjustment to addback costs that are not expected to be recurring associated with the “One Tomorrow” business initiatives.

About Alliance One International, Inc.

Alliance One International (NYSE: AOI) is an agricultural company that delivers value-added products and services to businesses and customers, and is a trusted provider of responsibly sourced, independently verified, sustainable and traceable products and ingredients.

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Alliance One International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	June 30
(in thousands, except per share data)	2018	2017
Sales and other operating revenues	$290,989	$276,993
Cost of goods and services sold	249,594	248,358

Gross profit	41,395	28,635
Selling, general and administrative expenses	38,084	33,502
Other income	2,921	4,304
Restructuring and asset impairment charges	1,541	—

Operating income (loss)	4,691	(563)
Debt retirement (benefit)	(84)	(2,975)
Interest expense	32,912	34,442
Interest income	888	968

Loss before income taxes and other items	(27,249)	(31,062)
Income tax expense (benefit)	(25,270)	646
Equity in net income (loss) of investee companies	566	(925)

Net loss	(1,413)	(32,633)
Less: Net loss noncontrolling interests	(654)	(90)

Net loss attributable to Alliance One International, Inc.	$(759)	$(32,543)

Loss per share:
Basic	$(0.08)	$(3.63)
Diluted	$(0.08)	$(3.63)

Weighted average number of shares outstanding:
Basic	9,027	8,964
Diluted	9,027	8,964

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended		Fiscal Year Ended	LTM(8)
(in thousands)	June 30, 2018	June 30, 2017	March 31, 2018	June 30, 2018
Net income (loss) attributable to Alliance One International, Inc.	$(759)	$(32,543)	$52,436	$84,220
Plus: Interest expense(2)	32,912	34,442	134,279	132,749
Plus: Income tax expense (benefit)	(25,270)	646	(58,764)	(84,680)
Plus: Depreciation and amortization expense	9,277	8,387	33,598	34,488

EBITDA(1)	16,160	10,931	161,549	166,778
Plus: Abnormal unrecovered advances (recoveries) to suppliers(3)	—	—	—	—
Plus: Reserves for (recoveries on) doubtful customer receivables	293	—	(151)	142
Plus: Non-cash employee stock based compensation	295	291	1,135	1,139
Less: Other income	2,921	4,304	14,382	12,999
Plus: Fully reserved recovery of tax (4)	2,297	2,375	11,835	11,757
Plus: Restructuring and asset impairment charges	1,541	—	383	1,924
Plus: Costs associated with transformation related to “One Tomorrow” new business initiatives, not anticipated to be recurring costs(5)	—	740	6,593	5,853
Plus: Debt retirement expense (income)	(84)	(2,975)	(2,975)	(84)
Plus: Amortization of basis difference - CBT investment(6)	326	318	1,519	1,527
Plus: Kenyan investigation legal & professional costs	161	1,556	1,980	585
Less: Kenyan green leaf operation Adjusted EBITDA(7)	(1,306)	(1,072)	(2,329)	(2,563)

Adjusted EBITDA(1)	$19,374	$10,003	$169,815	$179,186

Total debt				$1,491,036
Less: Cash				202,107
Total debt less cash				$1,288,929

(Total debt less cash) /Adjusted EBITDA(1)				7.19x

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	As a result of adoption of standard ASU No. 2017-07 related to Compensation-Retirement Benefits on April 1, 2018, the three months ended June 30, 2017 reflects a reclassification of $341 from SG&A to Interest expense. The twelve months ended March 31, 2018 reflects a reclassification of $1,301 from SG&A to Interest expense.
(3)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(4)	Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(5)	Includes expenses incurred associated with the development and initial implementation of the “One Tomorrow” business transformation strategy, including business development expenses consisting of legal, strategic consulting, business brokerage and other professional fees, communications expenses consisting principally of fees to branding consultants and for translation services, and human resources expenses, including primarily professional fees related to recruiting and employee communications.
(6)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(7)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(8)	Items for the twelve months ended June 30, 2018 are derived by adding the items for the three months ended June 30, 2018 and the fiscal year March 31, 2018 and subtracting the items for the three months ended June 30, 2017.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended		Fiscal Year Ended	LTM(8)
(in thousands)	June 30, 2017	June 30, 2016	March 31, 2017	June 30, 2017
Net loss attributable to Alliance One International, Inc.	$(32,543)	$(31,505)	$(62,928)	$(63,966)
Plus: Interest expense(2)	34,442	30,903	135,441	138,980
Plus: Income tax expense (benefit)	646	(3,830)	23,481	27,957
Plus: Depreciation and amortization expense	8,387	8,752	34,476	34,111

EBITDA(1)	10,931	4,320	130,470	137,081
Plus: Abnormal unrecovered advances to suppliers(3)	—	—	—	—
Plus: Reserves for (recoveries on) doubtful customer receivables	—	43	(5,545)	(5,588)
Plus: Non-cash employee stock based compensation	291	392	1,551	1,450
Less: Other income (expense)	4,304	(481)	4,896	9,681
Plus: Fully reserved recovery of tax (4)	2,375	1,585	9,356	10,146
Plus: Restructuring and asset impairment charges	—	41	1,375	1,334
Plus: Costs associated with transformation related to “One Tomorrow” new business initiatives, not anticipated to be recurring costs(5)	740	—	150	890
Plus: Debt retirement expense (income)	(2,975)	—	(300)	(3,275)
Plus: Amortization of basis difference - CBT investment(6)	318	307	1,518	1,528
Plus: Kenyan investigation legal & professional costs	1,556	3,551	7,171	5,175
Less: Kenyan green leaf operation Adjusted EBITDA(7)	(1,072)	(1,647)	(8,013)	(7,438)

Adjusted EBITDA(1)	$10,003	$12,367	$148,862	$146,498

Total debt				$1,461,650
Less: Cash				264,406

Total debt less cash				$1,197,244

(Total debt less cash) /Adjusted EBITDA(1)				8.17x

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	As a result of adoption of standard ASU No. 2017-07 related to Compensation-Retirement Benefits on April 1, 2018, the three months ended June 30, 2017 reflects a reclassification of $341 from SG&A to Interest expense. The three months ended June 30, 2016 reflects a reclassification of $301 and the twelve months ended March 31, 2017 reflects a reclassification of $2,774 from SG&A to Interest expense.
(3)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(4)	Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(5)	Includes expenses incurred associated with the development and initial implementation of the “One Tomorrow” business transformation strategy, including business development expenses consisting of legal, strategic consulting, business brokerage and other professional fees, communications expenses consisting principally of fees to branding consultants and for translation services, and human resources expenses, including primarily professional fees related to recruiting and employee communications.
(6)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(7)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
8)	Items for the twelve months ended June 30, 2017 are derived by adding the items for the three months ended June 30, 2017 and the fiscal year ended March 31, 2017 and subtracting the items for the three months ended June 30, 2016.